Exhibit 99.1

FOR IMMEDIATE RELEASE

May 15, 2009

Citizens Bancshares Corporation Announces 2009 First Quarter Earnings

ATLANTA, May 15, 2009/PRNewswire-FirstCall/ — Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), today announced its 2009 first quarter earnings of $0.12 per diluted common share compared to $0.34 per diluted common share for the same period last year.   Net earnings for the first quarter decreased by $456,000 to $257,000 compared to $713,000 a year earlier and are in line with management’s expectations given the current operating environment.

Mr. James E. Young, President and Chief Executive Officer, commenting on the first quarter results noted, “The decline in our net earnings for the quarter ended March 31, 2009 from 2008 is a response to pressures in the financial markets and the severe tightening within the credit markets.  We have provided for loan losses at a higher level than in 2008 due to the difficult conditions currently existing in the credit markets as we increased our provision for loan losses to $438,000 in the first quarter of 2009 compared to $105,000 in the first quarter of 2008.  We also incurred additional expenses related to the acquisition of a local branch in our target market and participation in the U. S. Department of the Treasury Troubled Asset Relief Program (TARP).  In light of recent economic conditions, we are pleased with our financial results as we continue to maintain a strong capital and liquidity position which will allow for future growth.”

Other financial highlights:

•                  Total assets increased by $56 million to $404 million for the three month period.

•                  Interest-bearing deposits with banks increased by $47 million during the first quarter of 2009 due to the acquisition of a local branch with $50 million in deposits.

•                  Net loans receivable decreased at a slower pace than previous quarters, declining by $1.7 million or 1% to $209 million for the three month period.  However, the Company continues to be impacted by the deterioration of economic conditions within the markets it serves.

•                  Offsetting the decline in net loans receivable the Company increased its investment securities portfolio by $4 million.

•                  Total deposits increased by $49 million or 17% to $331 million during the three month period.  On March 27, 2009, the Company acquired a branch facility with approximately $50 million in deposits from another financial institution.

•                  Noninterest income decreased slightly during the first quarter 2009,  declining by $26,000 or 2% compared to the same period last year due to a drop in service charge fees on deposits.

•                  Noninterest expense increased by $592,000 or 16% in the first quarter of 2009 compared to the same quarter last year. The increase is primarily due to the impact of acquisition costs, professional and legal services incurred to participate in the TARP and increased FDIC insurance assessments.

	1st	1st
	Quarter	Quarter
(In thousands, expect per share data)	2009	2008	Change
Income Statement
Net income available to common shareholders	$257	$713	(64.0)%
Net income per diluted common share	0.12	0.34	(64.7)%
Total revenue	5,937	6,612	(10.2)%
Provision for loan losses	438	105	76.0%
Noninterest income	1,305	1,331	(2.0)%
Noninterest expense	4,222	3,630	16.3%

Balance Sheet
Average loans, gross	214,639	233,910	(8.2)%
Average deposits	282,614	292,282	(3.3)%

Capital
Total capital (to risk weighted assets)	16%	14%
Tier 1 capital (to risk weighted assets)	14%	13%
Tier 1 capital (to average assets)	11%	10%

The allowance for loan losses was $4.9 million at March 31, 2009 compared to $4.7 million at December 31, 2008. The Company considers its allowance for loan losses for the first quarter of 2009 to be adequate.

The Company’s capital position remains strong at March 31, 2009 as both the Company and the Bank’s capital position were defined as “well capitalized” for regulatory purposes. The increase in the Company’s first quarter 2009 capital ratios compared to the first quarter of 2008 is primarily attributed to a $7.5 million TARP investment by the U. S. Treasury made on March 6, 2009.

As a leader in the financial services industry, Citizens Trust Bank prides itself on offering a full range of quality products and services. Since its inception, the Bank has remained dedicated to the growth and development of communities through superior products and extraordinary service.  Citizens Trust Bank has financial centers throughout metropolitan Atlanta and Columbus, Georgia, and in Birmingham and Eutaw, Alabama. Through its parent company, Citizens Bancshares Corporation, its common stock is offered over-the-counter to the general public under the trading symbol CZBS. For more information please visit Citizens Trust Bank on the web at www.CTBconnect.com.  Citizens Trust Bank — A relationship you can bank on.

Certain statements in this Current Report on Form 8-K which are not historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied in such statements. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Factors that might cause actual results to differ materially include, but are not limited to, deterioration in the general economic and market conditions, either national or in the local communities in which the Bank operates, changes in interest rates, changes in competition in the financial services industry, changes in banking regulations, decreases in the demand for loans in the market areas served by the Bank, and other risk factors relating to the banking industry in general, as detailed from time to time in the reports filed by the Company with the Securities and Exchange Commission, including those described under “Item 1A — Risk Factors” of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date on which they are made. Except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.

Contact:

Citizens Bancshares Corporation

Cynthia N. Day, Chief Operating Officer
(404) 575-8306

SOURCE: Citizens Bancshares Corporation